Exhibit 99.2
Sumo Logic Names Stewart Grierson Chief Financial Officer

Seasoned Executive with Broad Financial and Operational Experience Joins Sumo Logic to Help to Drive its Next Stage of Growth

REDWOOD CITY, Calif. – Dec. 6, 2021 – Sumo Logic (Nasdaq: SUMO), the pioneer in continuous intelligence, today announced the appointment of Stewart Grierson as Chief Financial Officer, effective Dec. 13, 2021. As a member of the company’s senior executive team, Stewart will focus on operational efficiency, financial management, and investor relations to drive Sumo Logic’s long-term growth.

“As every company increasingly embraces a digital-first strategy, Sumo Logic is strongly positioned as a real-time data analytics leader that can help them build, run and secure their digital applications and multi-cloud infrastructure,” said Ramin Sayar, president and CEO, Sumo Logic. “I’m thrilled to have Stewart join Sumo Logic and am excited to partner with him to capture the large and growing market opportunity in front of us.”

Stewart has been leading finance and operations teams of public and private technology companies for more than 25 years. He joins Sumo Logic from Delphix, a leader in DevOps software, where he served as CFO. In addition, Stewart previously spent 8 years as CFO at ArcSight, the first generation SIEM leader. This experience in two of the primary markets that Sumo Logic competes in, Security and Observability, will allow Stewart to quickly come up to speed on the company’s strategy and operational plans. Earlier in his career, Stewart worked at KPMG and holds a bachelor’s degree in economics from McGill University.

"Today’s digital economy requires fully integrated and automated applications and infrastructure that operates reliably in a multi-cloud environment to quickly deliver new software features, optimize customer experience, and maximize operational efficiencies, while managing security and compliance risk,” Grierson said. “The Sumo Logic Continuous Intelligence Platform allows customers to quickly identify and respond to security and compliance risks and pinpoint breakdowns across applications and multi-cloud infrastructures that negatively impact customer experience. It is a substantial market opportunity, and Sumo Logic is well positioned to be a leader with its cloud native unified platform, rich machine learning algorithms and proven ability to manage data at scale. I’m excited to join the team as we tackle the next phase of growth for the company."

Additional Resources
•Learn more about Sumo Logic’s Continuous Intelligence Platform™
•Sign up for a free trial of Sumo Logic

About Sumo Logic
Sumo Logic Inc. (Nasdaq: SUMO) is the pioneer in continuous intelligence, a new category of software, which enables organizations of all sizes to address the data challenges and opportunities presented by digital transformation, modern applications, and cloud computing. The Sumo Logic Continuous Intelligence Platform™ automates the collection, ingestion, and analysis of application, infrastructure, security, and IoT data to derive actionable insights within seconds. More than 2,100 customers around the world rely on Sumo Logic to build, run, and secure their modern applications and cloud infrastructures. Only Sumo Logic delivers its platform as a true, multi-tenant SaaS architecture, across multiple use-cases, enabling businesses to thrive in the Intelligence Economy. For more information, visit www.sumologic.com.

Sumo Logic is a trademark or registered trademark of Sumo Logic in the United States and in foreign countries. All other company and product names may be trademarks or registered trademarks of their respective owners.

Any information regarding offerings, updates, functionality, or other modifications, including release dates, is subject to change without notice. The development, release, and timing of any offering, update, functionality, or modification described herein remains at the sole discretion of Sumo Logic, and should not be relied upon in making a purchase decision, nor as a representation, warranty, or commitment to deliver specific offerings, updates, functionalities, or modifications in the future.

Media Contact
Melissa Beck
Sumo Logic
mliton@sumologic.com
(650) 814-3882